Exhibit 99.1

FOR IMMEDIATE RELEASE
February 3, 2011

Contact:
John B. Woodlief
Vice President - Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Results for the First Quarter of Fiscal 2011

CHARLOTTE, N.C.-February 3, 2011--Ruddick Corporation (NYSE:RDK) (the "Company") today reported that consolidated sales for the first quarter of fiscal 2011 ended January 2, 2011 increased by 6.2% to $1.11 billion from $1.04 billion in the first quarter of fiscal 2010. The increase in consolidated sales for the quarter was attributable to a 6.2% sales increase at Harris Teeter, the Company's supermarket subsidiary, and a 7.3% sales increase at American & Efird ("A&E"), the Company's sewing thread and technical textiles subsidiary.

In the first quarter of fiscal 2011, consolidated net earnings increased by 60.7% to $38.1 million, or $0.78 per diluted share, from $23.7 million, or $0.49 per diluted share, in the prior year's first fiscal quarter. The increase in net earnings over the prior year was driven by operating profit improvements at both of the Company's operating subsidiaries and a pre-tax gain of $19.5 million ($10.3 million after tax or $0.21 per diluted share) from the sale of the Company's interest in a foreign investment company that was recorded in the first quarter of fiscal 2011.

Harris Teeter's sales increased by 6.2% to $1.03 billion in the first quarter of fiscal 2011, from $972.3 million in the first quarter of fiscal 2010. The increase in sales was attributable to incremental new store sales, an increase in comparable store sales of 2.21% and the shifting of the new years' holiday resulting from the 53-week year in fiscal 2010. The new years' holiday sales for fiscal 2011 are recognized in the first quarter of fiscal 2011, whereas the holiday sales in fiscal 2010 were recognized in the second quarter; however, comparable store sales are computed with the holiday sales included in both periods. During the first quarter of fiscal 2011, Harris Teeter opened 2 new stores. Since the end of the first quarter of fiscal 2010, Harris Teeter has opened 9 new stores (one of which replaced an existing store) and closed 2 stores, for a net addition of 7 stores. Harris Teeter operated 201 stores as of the end of the first quarter of fiscal 2011.

Operating profit at Harris Teeter in the first quarter of fiscal 2011 increased by 6.2% to $ 44.9 million (4.35% of sales), from $42.3 million (4.35% of sales) in the first quarter of fiscal 2010. Operating profit was impacted by new store pre-opening costs of $1.9 million (0.18% of sales) and $2.6 million (0.26% of sales) in the first quarter of fiscal 2011 and fiscal 2010, respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule.

The increase in Harris Teeter's operating profit for the first quarter of fiscal 2011 from the prior year resulted primarily from Harris Teeter's increased sales and a continued emphasis on operational efficiencies and cost controls. Savings realized through these efforts have been utilized to fund increased promotional activity designed to provide additional value to our customers and offset increased occupancy costs, pension expense and increased debit and credit card fees.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, "We are pleased to report the positive comparable store sales of 2.21% for the first quarter of fiscal 2011. This was accomplished by driving customer shopping visits and loyalty through our investments in our lower everyday prices coupled with weekly promotional activity. During the first quarter of fiscal 2011, we realized increased customer visits and an increase in the number of items sold. In addition, our customer loyalty data indicates that the number of active households increased by 2.22% per comparable store. We were encouraged by the indication of a more positive change in our customers' purchasing habits. During the quarter we realized higher growth in sales of items such as organic milk, premium beef, imported cheese and bakery products. We also continue to benefit from operational efficiencies and cost saving initiatives across all areas of the business. This resulted in a 20 basis points improvement in selling, general and administrative expenses as a percent of sales from the first quarter of last year and allowed Harris Teeter to maintain its operating margin at last year's rate of 4.35% of sales."

A&E sales for the first quarter of fiscal 2011 increased by 7.3% to $73.2 million from $68.2 million in the first quarter of fiscal 2010. Foreign sales accounted for approximately 56% and 55% of total A&E sales for the first quarter of fiscal 2011 and fiscal 2010, respectively.

Operating profit at A&E in the first quarter of fiscal 2011 increased by 40.3% to $5.5 million from $4.0 million in the first quarter of fiscal 2010. Operating profit improvements were realized in A&E's U.S. operations and the majority of its foreign operations. During the first quarter of fiscal 2011, A&E sold its 100% interest in its operating subsidiary in South Africa and realized a gain of $0.7 million. A&E will continue to participate in the South African market through a licensing arrangement. The increase in sales contributed to improved operating schedules at most of A&E's manufacturing facilities. Improved operating results were also realized through cost reduction measures taken in prior years.

Mr. Dickson said , "We continue to be encouraged by A&E's operating results and the rebound in sales that resulted from improvements in retail sales of apparel as well as higher sales of automobiles. First quarter sales at A&E's Asian operations increased 20% from fiscal 2010 to fiscal 2011. In addition, over 65% of the finished goods produced during the first quarter of fiscal 2011 were manufactured at A&E's Asian facilities, including its joint ventures. A&E continues to expand its manufacturing capacity in Asia to support its growth in sales and market share in this vibrant market. A&E's success in consolidating manufacturing capacities and reducing operating and overhead costs in the U.S. and Europe have contributed to the improvement in profitability. We will continue to enhance our international operations and evaluate A&E's structure to best position A&E to take advantage of opportunities available through these operations."

Consolidated capital expenditures for the Company during the first quarter of fiscal 2011 totaled $32.9 million and depreciation and amortization expense totaled $34.6 million. Total capital expenditures were comprised of $31.9 million for Harris Teeter and $1.0 million for A&E. During the first quarter of fiscal 2011, Harris Teeter received $22.6 million of cash in connection with the sale of its ownership position in five investment properties along with one owned property. The gain on the sale is being deferred and recognized over the life of the related leases. In addition, Harris Teeter invested an additional $8.6 million in connection with the development of certain of its new stores.

Harris Teeter's operating performance and the Company's strong financial position provides the flexibility to continue with Harris Teeter's store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to open an additional 6 new stores and complete the major remodeling on 7 additional stores during the remainder of fiscal 2011. The new store development program for fiscal 2011 is expected to include a total of 8 new stores and result in a 4.1% increase in retail square footage, as compared to a 6.4% increase in fiscal 2010. New store openings currently scheduled for the remainder of fiscal 2011 are: 3 in the second quarter; 1 in the third quarter; and 2 in the fourth quarter. The decrease in planned new store openings from fiscal 2010 to fiscal 2011 reflects the Company's efforts, as previously initiated and disclosed, to delay new store openings during these challenging economic times. Management will continue to evaluate Harris Teeter's new store program and may adjust its strategic plan accordingly. In addition, Harris Teeter routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter's capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. During the first quarter of fiscal 2011, Harris Teeter acquired 350,000 square feet of additional distribution capacity that is contiguous to its existing distribution facility in Greensboro, North Carolina. This represents an approximate 22% increase in the square footage of Harris Teeter's existing distribution facilities and was acquired to meet the company's continued growth. Real estate development by its nature is both unpredictable and subject to external factors including weather, construction schedules and costs. Any change in the amount and timing of new store development can impact the expected capital expenditures, sales and operating results.

Consolidated capital expenditures for the Company during fiscal 2011 are planned to total approximately $174 million, consisting of $165 million for Harris Teeter and $9 million for A&E. Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company's revolving line of credit. Management believes that the Company's revolving line of credit provides sufficient liquidity for what management expects the Company will require through the expiration of the line of credit in December 2012.

The Company's management remains cautious in its expectations for the remainder of fiscal 2011 due to the current economic environment and its impact on the Company's customers. Harris Teeter will continue to refine its merchandising strategies to respond to the changing shopping demands and to maintain or increase its customer base. The retail grocery market remains intensely competitive and there is no assurance that the improvements in the textile and apparel industries will continue. Any operating improvement will be dependent on the Company's ability to increase Harris Teeter's market share, to continue the improvement in A&E's sales and resulting operating schedules, and to effectively execute the Company's strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company's requirement to impair recorded goodwill or long-lived assets; the cost and availability of energy and raw materials; the Company's ability to pass along product cost increases through increased sales prices; the continued solvency of third parties on leases that the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company's ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, and the District of Columbia; and American & Efird, Inc., one of the world's largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.